SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. )
RESTRAC, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
76126W108
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided in
a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities
Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the
Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 76126W108
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
56-0906609
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
0

7
SOLE DISPOSITIVE POWER
750625
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
750625
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
9.2
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 76126W108
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBanc Montgomery Securities LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
0
6
SHARED VOTING POWER
0

7
SOLE DISPOSITIVE POWER
750625
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
750625
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
9.2
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Restrac, Inc.
Item 1(b) Address of Issuer's Principal
Executive Offices:
91 Hartwell Avenue
Lexington, Massachusetts 02173
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NationsBanc Montgomery Securities
LLC Item 2(b) Address of Principal
Business Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(b) 600 Montgomery Street, San
Francisco, California 94111
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) Delaware corporation
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
76126W108
Item 3 If this statement is filed
pursuant to Rules 13d-1(b), or 13d-
2(b), check whether the person filing
is a: (a)
Broker or Dealer registered under
Section 15 of the Act
(b)
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in Section
3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment
Company Act
(e)
X
Investment Advisor registered under
Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the
provisions of the Employee Retirement
Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d
1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
The following entities are banks:
The following entities are registered
investment advisors:
NationsBanc Montgomery Securities LLC
Item 4 Ownership:
With respect to the beneficial
ownership of the reporting entity as of
12/31/97, see
 Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
  Item 5 Ownership of Five Percent or
                 Less
of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of
securities, check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
To the extent that the reported shares
are held in various fiduciary accounts,
dividends and the proceeds of such
shares are payable to other persons,
including such accounts, the
beneficiaries or settlors thereof or a
combination of such persons. In certain
instances, other persons (including
beneficiaries and settlors) may be
deemed to have the power to direct
receipt of dividends or the proceeds of
the sale of shares reported herein. To
the best of the undersigned's knowledge
and belief, no one other person has
such an economic interest relating to
more than 5% of the class of reported
shares.
Item 7 Identification and
Classification of the Subsidiary Which
Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding
company of the following:
a.
NationsBanc Montgomery Securities LLC,
a registered investment advisor under
the Investment Advisors Act of 1940.
Item 8 Identification and
Classification of Members of the
Group:
Except for the relationships referred
to in Item 7 hereof, the reporting
entities do not affirm the existence
of a group. This Form is filed on
behalf of each of the entities listed
in Item 2(a) hereof. Item 9 Notice of
Dissolution of Group: Not Applicable
Item 10 Certification:
By signing below, I certify that, to
the best of my knowledge and belief,
the securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect
of changing or influencing the control
of the issuer of such securities and
were not acquired in connection with
or as a participant in any transaction
having such purpose or effect.
Signature
After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set forth
in this statement is true, complete
and correct. NATIONSBANK CORPORATION
NATIONSBANC MONTGOMERY SECURITIES LLC
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President